FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 12, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Successful Grabowka Re-entry

Salt Lake City, August 12, 2008 – FX Energy, Inc. (NASDAQ: FXEN) announced today the successful workover of the Company’s Grabowka-12 well. It is expected to begin production early next year at approximately 1.0 to 1.2 million cubic feet of gas per day. Two more wells in the field, Grabowka-6 and Grabowka-8, are scheduled for re-entry later this year. The Grabowka field is located in western Poland in the Company’s Block 287.

Though FX owns a 100% working interest in and operates the field, this three-well re-entry venture is part of an unusual and creative venture with PL Energia, a gas distributor in Poland. PL Energia agreed to pay all re-entry and workover costs, all operating costs, and all processing and distribution costs. Thus, FX Energy incurs no capital or operating costs. In return for funding all of the costs, PL Energia gained the right to purchase production from these three wells at the reduced price of $60 per thousand cubic meters of methane, or about $1.00 per thousand cubic feet of raw gas. Grabowka field gas is approximately 61% methane. The combination of the purchaser provided financing and the lower than normal gas price effectively creates an economic outcome similar to a royalty interest for FX.

PL Energia operates a gas distribution business in Poland based on compressed natural gas (CNG) and liquefied natural gas (LNG). Gas from Grabowka will be converted to CNG for distribution, eliminating the need for a pipeline. Elimination of the pipeline reduces costs for PL Energia, and advances the initial production date for both companies.

Zibi Tatys, FX Energy’s Country Manager in Poland, commented, “Grabowka was clearly an economic resource, but too small for FX Energy to divert drilling dollars that should go to high potential exploration. By joining with PL Energia we were able to exploit this resource profitably. We might see net revenue of about $1 million per year over the next several years from the Grabowka project, assuming the two remaining wells perform to expectations. We think this kind of creative approach to exploiting a non-traditional opportunity may have application elsewhere in Poland.”

The Grabowka field was drilled by the Polish Oil and Gas Company (PGNIG) in 1983-85. The wells were production tested but never produced commercially. In 2003, FX Energy acquired the rights to the 213,000 acre block where the field is located. Subsequently, FX Energy entered into an agreement with PL Energia, S.A.,

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.